Exhibit 99.(d)(2)

CONFIDENTIAL

ANNEX III

FORM OF CVR AGREEMENT

THIS CVR AGREEMENT (“Agreement”) is made and entered into as of [●], 2025, by and between: Supernus Pharmaceuticals, Inc., a Delaware corporation (“Parent”) and [Rights Agent], a [●], as Rights Agent (as defined herein). Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Merger Agreement (as defined herein).

INTRODUCTION

Parent, Saphire, Inc., a Delaware corporation (“Purchaser”), and Sage Therapeutics, Inc., a Delaware corporation (the “Company”), have entered into an Agreement and Plan of Merger, dated as of [●], 2025 (as it may be amended or supplemented from time to time pursuant to the terms thereof, the “Merger Agreement”), pursuant to which Purchaser (a) has made a tender offer (the “Offer”) to acquire all of the outstanding shares of common stock, par value $0.0001 per share, of the Company (“Company Common Stock”) and (b) following the acceptance of the shares of Company Common Stock pursuant to the Offer, will merge with and into the Company (the “Merger”), with the Company surviving the Merger as a subsidiary of Parent; and

As a consequence of the Offer and the Merger, pursuant to the terms of the Merger Agreement holders of shares of Company Common Stock, In the Money Options, Company PSUs and Company RSUs became entitled to receive contingent cash payments of the Milestone Payments (as defined herein) pursuant to this Agreement.

AGREEMENT

The parties to this Agreement, intending to be legally bound, agree, for the equal and proportionate benefit of all Holders (as defined herein) as follows:

ARTICLE I

DEFINITIONS; CERTAIN RULES OF CONSTRUCTION

Section 1.1 Definitions. As used in this Agreement, the following terms will have the following meanings:

“Acquiror” has the meaning set forth in the definition of “Assignment Transaction.”

“Acting Holders” means, at the time of determination, Holders of not less than 20% of the outstanding CVRs as set forth in the CVR Register.

“Affiliate” shall mean, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by Contract or otherwise.

“Agreement” has the meaning set forth in the Preamble.

“Assignee” has the meaning set forth in Section 6.3.

“Assignment Transaction” means any transaction (including a sale of assets, spin-off, split-off or licensing transaction), other than a Change of Control, pursuant to which any rights or assets of Parent or any of its Affiliates (including Intellectual Property Rights) used, held for use in, or otherwise necessary or useful for, development, manufacture or commercialization of the CVR Product are, directly or indirectly, disposed of, sold, licensed, assigned, conveyed, or transferred to or acquired by any Person, other than by Parent or any of Parent’s direct or indirect wholly owned subsidiaries (such Person, the “Acquiror”).

“Audit Period” has the meaning set forth in Section 4.4(c).

“Board of Directors” means the board of directors of Parent.

“Board Resolution” means a copy of a resolution certified by a duly authorized officer of Parent to have been duly adopted by the Board of Directors and to be in full force and effect on the date of such certification, and delivered to the Rights Agent.

“Business Day” shall mean a day except a Saturday, a Sunday or other day on which banks in the City of New York, NY are authorized or required by Legal Requirements to be closed.

“Calendar Quarter” means each respective period of three (3) consecutive months beginning on January 1, April 1, July 1 or October 1.

“Calendar Year” means each respective period of twelve (12) consecutive months beginning on January 1 and ending on December 31.

“Change of Control” means, with respect to a Person, (a) a merger or consolidation involving such Person in which such Person is not the surviving entity, (b) any transaction involving such Person in which such Person is the surviving entity but in which the stockholders of such Person immediately prior to such transaction own less than fifty percent (50%) of such Person’s voting power immediately after the transaction or (c) any sale of all or substantially all of such Person’s assets.

“Collaboration and License Agreement” means, as of the date hereof, that certain Collaboration and License Agreement, dated November 27, 2020, among Sage Therapeutics, Inc. (“Sage”), Biogen MA Inc. and Biogen International GmbH (together with Biogen MA Inc., “Biogen”).

“Commercially Reasonable Efforts” means those efforts and resources commensurate with those efforts commonly used in the pharmaceutical industry by a publicly-traded company of comparable size and resources as Parent in connection with the development and commercialization of a pharmaceutical product of similar commercial potential as the CVR Product and at a similar stage in such product’s lifecycle, taking into account the proprietary position of the product (including with respect to patent or regulatory exclusivity, intellectual property scope, subject matter and coverage), safety and efficacy, product profile, the competitiveness of other products in development and in the marketplace, the regulatory status and approval process, anticipated or approved labeling, market potential, the profitability of the CVR Product (including pricing and reimbursement status), and other relevant technical, legal, scientific or medical factors, but excluding from such consideration the obligation to make the Milestone Payments upon the achievement of the Milestones.

“Company” has the meaning set forth in the Preamble.

“Company Common Stock” has the meaning set forth in the Preamble.

“CVR Product” means Zurzuvae.

“CVR Register” has the meaning set forth in Section 2.3(b).

“CVRs” means the rights of Holders to receive contingent cash payments of the Milestone Payments pursuant to this Agreement.

“Delaware Courts” has the meaning set forth in Section 6.5(a).

“DTC” means The Depository Trust Company or any successor thereto.

“Entity” means any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity.

“Equity Award CVRs” has the meaning set forth in Section 2.4(c).

“GAAP” means generally accepted accounting principles as practiced in the United States, as consistently applied.

“Gross Sales” has the meaning set forth in the definition of “Net Sales.”

“Governmental Body” means any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; or (c) governmental or quasi-governmental authority of any nature including any governmental division, department, agency, commission, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or Entity and any court, arbitrator or other tribunal.

“Holder” means a Person in whose name a CVR is registered in the CVR Register at the applicable time.

“Independent Auditor” has the meaning set forth in Section 4.4(d).

“Intended Tax Treatment” has the meaning set forth in Section 2.4(f).

“Merger” has the meaning set forth in the Preamble.

“Merger Agreement” has the meaning set forth in the Preamble.

“Milestone” means Milestone 1, Milestone 2, Milestone 3, or Milestone 4, as applicable.

“Milestone 1” means, on or prior to the Milestone 1 Deadline Date, the first commercial sale in Japan after Regulatory Approval in Japan to a third-party customer of the pharmaceutical product that, as of the date of this Agreement, is marketed in the United States under the name Zurzuvae and is the subject of the current regulatory filing (including any amended filings based thereon) by Shionogi & Co., Ltd., inclusive of its Affiliates, in Japan for Major Depressive Disorder.

“Milestone 1 Deadline Date” means June 30, 2026.

“Milestone 1 Payment” means, with respect to Milestone 1, an amount equal to $0.50 per CVR, payable in cash, without interest thereon and subject to reduction for any applicable withholding taxes in respect thereof.

“Milestone 2” means, on or prior to the Milestone 2 Deadline Date, achievement of Net Sales of Zurzuvae equal to or exceeding $250,000,000 in the United States during a calendar year.

“Milestone 2 Deadline Date” means December 31, 2027.

“Milestone 2 Payment” means, with respect to Milestone 2, an amount equal to $1.00 per CVR, payable in cash, without interest thereon and subject to reduction for any applicable withholding taxes in respect thereof.

“Milestone 3” means, on or prior to the Milestone 3 Deadline Date, achievement of Net Sales of Zurzuvae equal to or exceeding $300,000,000 in the United States during a calendar year.

“Milestone 3 Deadline Date” means December 31, 2028.

“Milestone 3 Payment” means, with respect to Milestone 3, an amount equal to $1.00 per CVR, payable in cash, without interest thereon and subject to reduction for any applicable withholding taxes in respect thereof.

“Milestone 4” means, on or prior to the Milestone 4 Deadline Date, achievement of Net Sales of Zurzuvae equal to or exceeding $375,000,000 in the United States during a calendar year.

“Milestone 4 Deadline Date” means December 31, 2030.

“Milestone 4 Payment” means, with respect to Milestone 4, an amount equal to $1.00 per CVR, payable in cash, without interest thereon and subject to reduction for any applicable withholding taxes in respect thereof.

“Milestone Notice” has the meaning set forth in Section 2.4(a).

“Milestone Payment Amount” means, with respect to a given Milestone Payment for a given Holder, the product of (a) the Milestone Payment and (b) the number of CVRs held by such Holder as reflected on the CVR Register as of the close of business on the date of the Milestone Notice.

“Milestone Payment Date” means, with respect to a given Milestone, the date that is twenty (20) Business Days following the earlier of (a) the date the applicable Milestone Notice is provided by Parent to the Rights Agent, or (b) the date the applicable Milestone Notice is required to be provided by Parent to the Rights Agent.

“Milestone Payment(s)” means the Milestone 1 Payment, Milestone 2 Payment, Milestone 3 Payment or Milestone 4 Payment, as applicable.

“Milestone Period” means the period from the Closing Date until such time as all of the Milestone Payments have been paid by Parent pursuant to Section 4.2.

“NDA” has the meaning set forth in the definition of “New Drug Application.”

“Net Sales” means with respect to the CVR Product, to the extent received by or allocable to Parent or any of its Affiliates (including, for clarity, any applicable amounts allocable to Sage (excluding amounts allocable to Biogen) as a result of “Net Sales,” including any “Operating Profits” allocable to Sage, pursuant to the Collaboration and License Agreement, as it exists as of the date hereof (“Sage Allocations”)), the gross amount invoiced by or on behalf of any member of the Parent Rights Chain Group (each of the foregoing Persons, a “Selling Party”) for the sale or other disposition of such CVR Product to third parties (including third-party distributors) in bona fide arms’ length transactions (such gross amounts invoiced, the “Gross Sales”), less the following deductions applicable to, but not already directly or indirectly applied to (including, for the avoidance of doubt, amounts deducted from revenues under the Collaboration and License Agreement to determine “Net Sales” or “Operating Profits” thereunder), such Gross Sales (such deductions, the “Deductions”):

•	sales returns and allowances actually paid, granted or accrued on such CVR Product, including reasonable and customary trade, quantity, prompt pay and cash discounts and any adjustments granted on account of price adjustments or billing errors;

•	credits or allowances given or made for rejection, recall, return or wastage replacement of, and for uncollectible amounts on, such CVR Product or for rebates or retroactive price reductions (including Medicare, Medicaid, copay assistance, managed care and similar types of rebates and chargebacks);

•	taxes, duties or other governmental charges levied on, or measured by, the billing amount for such CVR Product, as adjusted for rebates and refunds, including pharmaceutical excise taxes (such as those imposed on the CVR Product by the United States Patient Protection and Affordable Care Act of 2010 and other comparable laws), but which will not include any tax, duty or other charge imposed on or measured by net income (however denominated) or any franchise taxes, branch profits taxes or similar tax;

•	charges for freight, customs and insurance specifically related to the distribution of such CVR Product and reasonable wholesaler and distributor administration fees; and

•	other future similar deductions, taken and consistently applied in the ordinary course of business by such Selling Party.

Such amounts will be determined consistent with a Selling Party’s customary practices and in accordance with GAAP. It is understood that any accruals for individual items reflected in Net Sales are periodically (at least quarterly) trued up and adjusted by each Selling Party consistent with its customary practices and in accordance with GAAP.

Notwithstanding anything to the contrary set forth in this Agreement, Net Sales will not be imputed to transfers of CVR Product to third parties as bona fide Samples, as donations, for clinical study purposes, or for any expanded access program, compassionate sales or use program (including named patient program or single patient program), indigent program, or for other charitable or promotional purposes or similar limited purposes.

Sale or transfer of CVR Product between any of the Selling Parties will not result in any Net Sales, with Net Sales to be based only on any subsequent sales or dispositions to a non-Selling Party unless such Selling Party is an end-user. To the extent that any Selling Party receives consideration other than or in addition to cash upon the sale or disposition of a CVR Product to a non-Selling Party, Net Sales will be calculated based on the average price charged for such CVR Product, as applicable, during the prior calendar quarter, or in the absence of such sales, based on the Selling Party’s reasonable determination of the fair market value of the CVR Product. For clarity, Net Sales will not include amounts or other consideration received by a Selling Party in consideration of the grant of a license, sublicense or co-promotion or distribution right; provided that such consideration is not a Sage Allocation or in lieu of all or a portion of the transfer price of the CVR Product.

“New Drug Application” or “NDA” means a New Drug Application, as defined in the Federal Food, Drug and Cosmetic Act and applicable regulations promulgated thereunder, or any analogous application or submission with any Regulatory Authority outside the United States.

“Offer” has the meaning set forth in the Preamble.

“Officer’s Certificate” means a certificate signed by an authorized officer of Parent, in his or her capacity as such an officer, and delivered to the Rights Agent.

“Parent” has the meaning set forth in the Preamble.

“Parent Rights Chain Group” means Parent and its Affiliates and their respective licensees, sublicensees and agents with respect to rights to develop or commercialize the CVR Product, and any direct or indirect transferee, successor or assignee of any of the foregoing Persons (including through any Change of Control) with respect to such rights (but not a distributor of the CVR Product acting solely in the capacity of a distributor).

“Parent Rights Chain Representative” has the meaning set forth in Section 4.4(a).

“Per Share Value Paid” means, as of any Milestone Payment Date, the sum of (a) the Closing Amount, (b) the amount per Share in cash previously paid in respect of any earlier Milestone Payment Date under this Agreement and (c) the amount per Share in cash to be paid at such Milestone Payment Date under this Agreement.

“Permitted Transfer” means: a transfer of CVRs (a) upon death of a Holder by will or intestacy; (b) pursuant to a court order; (c) by operation of law (including by consolidation or merger) or without consideration in connection with the dissolution, liquidation or termination of any corporation, limited liability company, partnership or other entity; (d) in the case of CVRs held in book-entry or other similar nominee form, from a nominee to a beneficial owner and, if applicable, through an intermediary, to the extent allowable by DTC; or (e) as provided in Section 2.6.

“Person” means any individual, Entity or Governmental Body.

“Program Transaction” means any Assignment Transaction pursuant to which the Acquiror is (a) assigned, or exclusively licensed for any and all uses, all Intellectual Property necessary or useful for the development and commercialization of the CVR Product or (b) assigned all or substantially all of the assets used or held for use in connection with the CVR Product.

“Purchaser” has the meaning set forth in the Preamble.

“Qualified Transferee” means any Person that, as of the date of consummation of the Assignment Transaction to such Person, meets the following criteria: (a) if equity securities of such Person are publicly traded or listed on an exchange, such Person has a public market capitalization no less than the market capitalization of Parent as of the date of this Agreement; (b) if equity securities of such Person are not publicly traded or listed on an exchange, such Person has (i) a net book value (determined based on its most recent audited or unaudited balance sheet) no less than the net book value of Parent as of the date of this Agreement (determined based on its most recent audited or unaudited balance sheet) and (ii) an equity value (determined based on its most recent equity financing round) no less than the public market capitalization of Parent as of the date of this Agreement; and (c) such Person has substantial experience in commercializing pharmaceutical products for uses in women’s health with similar commercial potential as the CVR Product in accordance with all applicable Legal Requirements.

“Regulatory Approval” means approval of an NDA by the U.S. Food and Drug Administration (FDA) or any Regulatory Authority outside the U.S. For purposes of this Agreement, “Regulatory Approval” will be determined without regard to any post-approval requirements, including any post-approval confirmatory study requirements or implementation of any risk evaluation and mitigation strategy (REMS) requirements.

“Regulatory Authority” means any supranational, federal, national, regional, state, provincial or local regulatory agency, department, bureau, commission, council or other Governmental Body, including FDA, regulating or otherwise exercising authority with respect to manufacturing, research, development or commercialization of a pharmaceutical product in any country or regulatory jurisdiction.

“Rights Agent” means the Rights Agent named in the first paragraph of this Agreement, until a successor Rights Agent will have become such pursuant to the applicable provisions of this Agreement, and thereafter “Rights Agent” will mean such successor Rights Agent.

“Samples” means a CVR Product that is not intended to be sold and that is instead intended to promote the sale of such CVR Product in the United States in accordance with applicable Legal Requirements.

“SEC” means the United States Securities and Exchange Commission.

“Selling Party” has the meaning set forth in the definition of “Net Sales.”

“United States” or “U.S.” means the United States of America and its territories and possessions.

“U.S.” has the meaning set forth in the definition of “United States.”

“Zurzuvae” means the pharmaceutical product that, as of the date of this Agreement is marketed in the United States under the name Zurzuvae®.

Section 1.2             Rules of Construction.

(a)       For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

(b)       The parties agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c)       As used in this Agreement, the word “including” and words of similar import shall mean including without limiting the generality of any description preceding such term, unless otherwise specified.

(d)       Except as otherwise indicated, all references in this Agreement to “Sections” are intended to refer to Sections of this Agreement or the Merger Agreement, as the case may be.

(e)       The bold-faced headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

(f)       The character “$” shall mean United States dollars.

ARTICLE II

CONTINGENT VALUE RIGHTS

Section 2.1             CVRs. The CVRs represent the rights of Holders to receive contingent cash payments of the Milestone Payment(s) pursuant to this Agreement. The initial Holders shall be the holders of shares of Company Common Stock, In the Money Options, Company PSUs and Company RSUs, in each case pursuant to the Merger Agreement.

Section 2.2             Nontransferable. The CVRs may not be sold, assigned, transferred, pledged, encumbered or in any other manner transferred or disposed of, in whole or in part, other than through a Permitted Transfer. Any attempted sale, assignment, transfer, pledge, encumbrance or disposition of CVRs, in whole or in part, in violation of this Section 2.2 shall be void ab initio and of no effect.

Section 2.3             No Certificate; Registration; Registration of Transfer; Change of Address.

(a)       The CVRs will not be evidenced by a certificate or other instrument.

(b)       The Rights Agent will keep a register (the “CVR Register”) for the purpose of (i) identifying the Holders of CVRs and (ii) registering CVRs and Permitted Transfers thereof. For the CVRs issued in respect of shares of Company Common Stock held by DTC on behalf of street holders, the CVR Register will initially show one position for Cede & Co. representing all such CVRs. The Rights Agent will have no responsibility whatsoever directly to the street name holders with respect to transfers of CVRs. With respect to any payments to be made under Section 2.4 below, the Rights Agent will accomplish the payment to any former street name holders of shares of Company Common Stock by sending one lump payment to DTC. The Rights Agent will have no responsibilities whatsoever with regard to the distribution of payments by DTC to such street name holders.

(c)       Subject to the restrictions on transferability set forth in Section 2.2, every request made to transfer a CVR must be in writing and accompanied by a written instrument of transfer in form reasonably satisfactory to the Rights Agent pursuant to its guidelines, duly executed by the Holder thereof, the Holder’s attorney duly authorized in writing, the Holder’s personal representative duly authorized in writing, or the Holder’s survivor (with written documentation evidencing such person’s status as the Holder’s survivor), and setting forth in reasonable detail the circumstances relating to the transfer. Upon receipt of such written notice, the Rights Agent will, subject to its reasonable determination that the transfer instrument is in proper form and the transfer otherwise complies with the other terms and conditions of this Agreement (including the provisions of Section 2.2), register the transfer of the CVRs in the CVR Register. As a condition of such transfer, Parent and Rights Agent may require a transferring Holder or its transferee to pay to the applicable Governmental Body any transfer, stamp or other similar Tax or governmental charge that is imposed in connection with any such registration of transfer. The Rights Agent shall have no duty or obligation to take any action under any section of this Agreement that requires the payment by a Holder of a CVR of applicable Taxes or charges unless and until the Rights Agent is reasonably satisfied that all such Taxes or charges have been paid or that such Taxes or charges are not applicable as a matter of applicable Tax law. All duly transferred CVRs registered in the CVR Register will be the valid obligations of Parent and will entitle the transferee to the same benefits and rights under this Agreement as those held immediately prior to the transfer by the transferor. No transfer of a CVR will be valid until registered in the CVR Register in accordance with this Agreement.

(d)       A Holder may make a written request to the Rights Agent to change such Holder’s address of record in the CVR Register. The written request must be duly executed by the Holder. Upon receipt of such written notice, the Rights Agent will promptly record the change of address in the CVR Register.

Section 2.4             Payment Procedures; Notices.

(a)       With respect to the achievement of each of the Milestones, Parent shall provide written notice to the Rights Agent of such occurrence no later than sixtieth (60) day after the occurrence thereof, provided, however, that if such date is not a Business Day, then the written notice shall be provided no later than the next succeeding Business Day after such sixtieth (60) day. If any Milestone is attained, on or prior to the applicable Milestone Payment Date, Parent shall deliver to the Rights Agent (i) written notice indicating that such Milestone has been achieved (the “Milestone Notice”) and an Officer’s Certificate certifying the date of such achievement and that the Holders are entitled to receive the applicable Milestone Payment, (ii) any letter of instruction reasonably required by the Rights Agent and (iii) the applicable payment required by Section 4.2.

(b)       The Rights Agent will (i) promptly, and in any event within ten (10) Business Days of receipt of a Milestone Notice as well as any letter of instruction reasonably required by the Rights Agent, send each Holder at its registered address a copy of the Milestone Notice, and (ii) following receipt of a Milestone Payment Amount, promptly pay the applicable Milestone Payment Amount to each of the Holders by check mailed to the address of each Holder as reflected in the CVR Register as of the close of business on the date of the Milestone Notice.

(c)       Parent or its Affiliate shall be entitled to deduct and withhold, or cause the Rights Agent to deduct and withhold, from the applicable Milestone Payment Amount or any other amounts otherwise payable pursuant to this Agreement such amounts as may be required to be deducted and withheld therefrom under applicable Tax law, as may reasonably be determined by Parent, its Affiliate, or the Rights Agent. With respect to Holders who received CVRs in consideration of In the Money Options, Company PSUs or Company RSUs (“Equity Award CVRs”), any such deduction and withholding may be made, or caused to be made, by Parent through the Surviving Corporation’s or its Affiliate’s payroll system or any successor payroll system (except with respect to Equity Award CVRs granted to non-employees, which may be but need not be paid through payroll, as determined by Parent). Prior to making any Tax deduction and withholdings or causing any Tax deductions and withholdings to be made with respect to any Holder, other than ordinary course payroll withholding and reporting on the applicable Milestone Payment Amount in respect of Equity Award CVRs, if applicable, Parent shall instruct the Rights Agent to solicit duly completed and executed IRS Forms W-9 or the appropriate versions of IRS Forms W-8, as applicable, or any other reasonably appropriate Tax forms or information, from Holders in order to avoid or reduce such deduction and withholding, and the applicable Milestone Payment may be reasonably delayed in order to gather such reasonably appropriate Tax forms or information. The Rights Agent shall promptly and timely remit, or cause to be remitted, any amounts so deducted and withheld in respect of Taxes to the appropriate Governmental Body. To the extent any amounts are so deducted and withheld and properly and timely remitted to the appropriate Governmental Body, such amounts shall be treated for all purposes of this Agreement as having been paid to the person in respect of whom such deduction and withholding was made. As required by applicable Legal Requirements, Parent shall deliver (or shall cause the Rights Agent to deliver) to the person to whom such amounts would otherwise have been paid an original IRS Form 1099, an IRS Form W-2, or other reasonably acceptable evidence of such deduction and withholding.

(d)       Any portion of a Milestone Payment Amount that remains undistributed to a Holder six (6) months after the date of the delivery of the applicable Milestone Notice will be delivered by the Rights Agent to Parent, upon demand, and any Holder will thereafter look only to Parent for payment of such Milestone Payment Amount, without interest, but such Holder will have no greater rights against Parent than those accorded to general unsecured creditors of Parent under applicable law.

(e)       None of Parent, any of its Affiliates or the Rights Agent will be liable to any person in respect of a Milestone Payment Amount delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If, despite Parent’s and/or the Rights Agent’s commercially reasonable efforts to deliver a Milestone Payment Amount to the applicable Holder, such Milestone Payment Amount has not been paid prior to two (2) years after the applicable Milestone Payment Date (or immediately prior to such earlier date on which such Milestone Payment Amount would otherwise escheat to or become the property of any Governmental Body), such Milestone Payment Amount will, to the extent permitted by applicable law, become the property of Parent, free and clear of all claims or interest of any person previously entitled thereto. In addition to and not in limitation of any other indemnity obligation herein, Parent agrees to indemnify and hold harmless Rights Agent with respect to any liability, penalty, cost or expense Rights Agent may incur or be subject to in connection with transferring such property to Parent.

(f)       Except to the extent any portion of any Milestone Payment Amount is required to be treated as imputed interest pursuant to applicable Legal Requirements (including Section 483 of the Code), the parties hereto intend to treat (i) the CVRs received with respect to the Shares pursuant to the Merger Agreement for all U.S. federal, and applicable state and local, income Tax purposes as additional consideration paid at the Effective Time for the Shares pursuant to the Merger Agreement, (ii) any Milestone Payment Amounts (other than such amounts paid with respect to any Equity Award CVRs) received in respect of such CVRs as amounts realized on the disposition of the CVRs with respect to the applicable Milestone, and (iii) Milestone Payment Amounts paid in respect of Equity Award CVRs, for all U.S. federal and applicable state and local income Tax purposes, as wages in the year in which the applicable Milestone Payment Amount is made (collectively, the “Intended Tax Treatment”). Notwithstanding the foregoing, Parent may, and may cause the Surviving Corporation to, report imputed interest on the CVRs and Milestone Payment Amounts pursuant to Section 483 of the Code. The parties hereto shall (and shall cause its respective Subsidiaries and Affiliates to) file all Tax Returns in a manner consistent with the Intended Tax Treatment and none of the parties hereto will take any Tax reporting position inconsistent with the Intended Tax Treatment for U.S. federal (and applicable state, local and non-U.S.) income Tax purposes, unless otherwise required by a change in applicable Legal Requirements after the date of this Agreement or a “determination” within the meaning of Section 1313(a)(1) of the Code (or any similar or corresponding provision of state, local, or non-U.S. Law). Each party hereto agrees to use commercially reasonable efforts to promptly notify the other parties hereto of any challenge to the Intended Tax Treatment by any Governmental Body.

Section 2.5             No Voting, Dividends or Interest; No Equity or Ownership Interest in Parent or any of its Affiliates.

(a)       The CVRs will not have any voting or dividend rights, and interest will not accrue on any amounts payable on the CVRs to any Holder.

(b)       The CVRs will not represent any equity or ownership interest in Parent, any constituent corporation to the Merger Agreement or any of their respective Affiliates.

(c)       For the avoidance of doubt, neither Parent and its directors and officers nor any of its Affiliates nor their respective directors and officers will be deemed to have any fiduciary or similar duties to any Holder by virtue of this Agreement or the CVRs.

Section 2.6             Ability to Abandon CVR. A Holder may at any time, at such Holder’s option, abandon all of such Holder’s remaining rights in a CVR by transferring such CVR to Parent without consideration therefor, which a Holder may effect via delivery of a written abandonment notice to Parent. Nothing in this Agreement shall prohibit Parent or any of its Affiliates from offering to acquire or acquiring any CVRs for consideration from the Holders, in private transactions or otherwise, in its sole discretion. Any CVRs acquired by Parent or any of its Affiliates shall be automatically deemed extinguished and no longer outstanding for purposes of the definition of Acting Holders and Article V and Section 6.3 hereunder.

ARTICLE III

THE RIGHTS AGENT1

Section 3.1             Certain Duties and Responsibilities. The Rights Agent will not have any liability for any actions taken or not taken in connection with this Agreement, except to the extent of its willful or intentional misconduct, bad faith or gross negligence.

Section 3.2             Certain Rights of Rights Agent. The Rights Agent undertakes to perform such duties and only such duties as are specifically set forth in this Agreement, and no implied covenants or obligations will be read into this Agreement against the Rights Agent. In addition:

(a)       the Rights Agent may rely and will be protected and held harmless by Parent in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties;

(b)       whenever the Rights Agent will deem it desirable that a matter be proved or established prior to taking, suffering or omitting any action hereunder, the Rights Agent may rely upon an Officer’s Certificate, which certificate shall be full authorization and protection to the Rights Agent, and the Rights Agent shall, in the absence of bad faith, gross negligence or willful misconduct on its part, incur no liability and be held harmless by Parent for or in respect of any action taken, suffered or omitted to be taken by it under the provisions of this Agreement in reliance upon such certificate;

1 This Agreement remains subject to review by Rights Agent to the extent of their responsibilities, obligations, etc.

(c)       the Rights Agent may engage and consult with counsel of its selection and the written advice of such counsel or any opinion of counsel will be full and complete authorization and protection to the Rights Agent and the Rights Agent shall be held harmless by Parent in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon;

(d)       the permissive rights of the Rights Agent to do things enumerated in this Agreement will not be construed as a duty;

(e)       the Rights Agent will not be required to give any note or surety in respect of the execution of such powers or otherwise in respect of the premises;

(f)       the Rights Agent shall not be liable for or by reason of, and shall be held harmless by Parent with respect to, any of the statements of fact or introductory statements contained in this Agreement or be required to verify the same, but all such statements are and shall be deemed to have been made by Parent only;

(g)       the Rights Agent will have no liability and shall be held harmless by Parent in respect of the validity of this Agreement or the execution and delivery hereof (except the due execution and delivery hereof by the Rights Agent and the enforceability of this Agreement against the Rights Agent assuming the due execution and delivery hereof by Parent); nor shall it be responsible for any breach by Parent of any covenant or condition contained in this Agreement;

(h)       Parent agrees to indemnify Rights Agent for, and hold Rights Agent harmless against, any loss, liability, claim, demands, suits or expense arising out of or in connection with Rights Agent’s duties under this Agreement, including the reasonable costs and expenses of defending Rights Agent against any claims, charges, demands, suits or loss, unless such loss has been determined by a court of competent jurisdiction to be a result of Rights Agent’s gross negligence, bad faith or willful or intentional misconduct;

(i)        Parent agrees (i) to pay the fees and expenses of the Rights Agent in connection with this Agreement as agreed upon in writing by the Rights Agent and Parent on or prior to the date hereof and (ii) to reimburse the Rights Agent for all Taxes and governmental charges, reasonable and documented out-of-pocket expenses incurred by the Rights Agent in the execution of this Agreement (other than Taxes imposed on or measured by the Rights Agent’s net income and franchise or similar Taxes imposed on it (in lieu of net income Taxes)). The Rights Agent will also be entitled to reimbursement from Parent for all reasonable, documented and necessary out-of-pocket expenses paid or incurred by it in connection with the administration by the Rights Agent of its duties hereunder; and

(j)        No provision of this Agreement shall require the Rights Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of its rights if there shall be reasonable grounds for believing that repayment of such funds or adequate indemnification against such risk or liability is not reasonably assured to it.

Section 3.3             Resignation and Removal; Appointment of Successor.

(a)       The Rights Agent may resign at any time by giving written notice thereof to Parent specifying a date when such resignation will take effect, which notice will be sent at least sixty (60) days prior to the date so specified but in no event will such resignation become effective until a successor Rights Agent has been appointed. Parent has the right to remove the Rights Agent at any time by a Board Resolution specifying a date when such removal will take effect but no such removal will become effective until a successor Rights Agent has been appointed. Notice of such removal will be given by Parent to the Rights Agent, which notice will be sent at least sixty (60) days prior to the date so specified.

(b)       If the Rights Agent provides notice of its intent to resign, is removed pursuant to Section 3.3(a) or becomes incapable of acting, Parent, by a Board Resolution, will as soon as is reasonably possible appoint a qualified successor Rights Agent who, unless otherwise consented to in writing by the Acting Holders, shall be a stock transfer agent of national reputation or the corporate trust department of a commercial bank. The successor Rights Agent so appointed will, forthwith upon its acceptance of such appointment in accordance with Section 3.4, become the successor Rights Agent.

(c)       Parent will give notice of each resignation and each removal of a Rights Agent and each appointment of a successor Rights Agent by mailing written notice of such event by first-class mail to the Holders as their names and addresses appear in the CVR Register. Each notice will include the name and address of the successor Rights Agent. If Parent fails to send such notice within ten (10) Business Days after acceptance of appointment by a successor Rights Agent in accordance with Section 3.4, the successor Rights Agent will cause the notice to be mailed at the expense of Parent.

(d)       The Rights Agent will cooperate with Parent and any successor Rights Agent as reasonably requested in connection with the transition of the duties and responsibilities of the Rights Agent to the successor Rights Agent, including transferring the CVR Register to the successor Rights Agent.

Section 3.4             Acceptance of Appointment by Successor. Every successor Rights Agent appointed pursuant to Section 3.3(b) hereunder will execute, acknowledge and deliver to Parent and to the retiring Rights Agent an instrument accepting such appointment and a counterpart of this Agreement, and thereupon such successor Rights Agent, without any further act, deed or conveyance, will become vested with all the rights, powers, trusts and duties of the retiring Rights Agent. On request of Parent or the successor Rights Agent, the retiring Rights Agent will execute and deliver an instrument transferring to the successor Rights Agent all the rights, powers and trusts of the retiring Rights Agent.

ARTICLE IV

COVENANTS

Section 4.1             List of Holders. Parent will furnish or cause to be furnished to the Rights Agent in a form reasonably satisfactory to the Rights Agent as Parent receives from the Company’s transfer agent (or other agent performing similar services for the Company with respect to the shares of Company Common Stock, In the Money Options, Company PSUs and Company RSUs), the names and addresses of the Holders of such securities within thirty (30) days after the Effective Time.

Section 4.2             Payment of Milestone Payment Amounts. In the event that any Milestone is achieved in accordance with this Agreement, Parent will, no later than the Milestone Payment Date, deposit with the Rights Agent, for payment to the Holders in accordance with Section 2.4, the aggregate amount necessary to pay the applicable Milestone Payment Amount to each Holder. For the avoidance of doubt, and notwithstanding anything to the contrary herein, (a) each Milestone Payment Amount shall only be paid, if at all, on the first achievement of the applicable Milestone, and the maximum aggregate potential amount payable per CVR under this Agreement shall be $3.50 and (b) if more than one Milestone is achieved during any twelve (12) month period, all Milestone Payments corresponding to such achieved Milestones shall be payable, and nothing herein is intended to prevent any such Milestone Payments to become payable.

Section 4.3             Commercially Reasonable Efforts. Parent shall, and shall cause each of its Affiliates to, (i) use Commercially Reasonable Efforts to achieve each Milestone and (ii) refrain from taking any action in bad faith or without reasonable basis which is intended to prevent, or the primary effect of which is to prevent, the achievement of any of the Milestones. For the avoidance of doubt, this covenant shall not be breached by any action or inaction of Biogen or any other Person that is not an Affiliate of Parent.

Section 4.4             Audit Rights.

(a)       If a Milestone has not been attained by the applicable Milestone Deadline Date, Parent shall deliver to the Rights Agent, on a date that is within sixty (60) days following the last day of the applicable Milestone Deadline Date, a written notice (the “Expiry Notice”) indicating which Milestone was not attained and an Officer’s Certificate certifying that such Milestone was not attained and is not payable to the Holders of such CVR.

(b)       Within thirty (30) days after the receipt of a Milestone Notice or an Expiry Notice, the Rights Agent may request one meeting with one or more representatives of the Parent Rights Chain Group with detailed knowledge of activities, progress and results pertaining to such Milestone (each, a “Parent Rights Chain Representative”), for the purpose of providing the Rights Agent with an opportunity to inquire about the achievement of such Milestone. At least one of the Parent Rights Chain Representatives must be an officer with operating responsibility for commercialization of CVR Product. If the Rights Agent so requests a meeting, the Rights Agent and the appropriate Parent Rights Chain Representatives, shall, within sixty (60) days after such request, meet in person or by telephone conference or video conference as mutually agreed by the applicable parties. In addition, for thirty (30) days after delivery of a Milestone Notice or an Expiry Notice, if requested by the Rights Agent, Parent shall make available a qualified employee of Parent or the applicable member of the Parent Rights Chain Group with appropriate expertise to respond telephonically or electronically to questions posed by the Rights Agent.

(c)       Until the end of the Milestone Period (the “Audit Period”), and thereafter for the duration of any audit requested during the Audit Period, Parent shall, and shall cause each of its Affiliates to, keep complete and accurate books and records in sufficient detail to ascertain properly and to verify the payments owed hereunder.

(d)       Upon the written request of the Rights Agent during the Audit Period, Parent shall, and shall cause each of its Affiliates to, permit an independent public accountant (the “Independent Auditor”) reasonably satisfactory to Parent and selected by the Rights Agent, at the Holders’ expense, to have access, upon reasonable prior notice and during normal business hours, but no more than one time during any calendar year, to inspect the books and records specified in Section 4.4(c) for the three preceding years (but only for purposes of auditing periods not previously audited pursuant to this Section 4.4(d)). If the Independent Auditor concludes that Parent failed to timely report achievement of any Milestone, then (x) Parent shall promptly reimburse the Holders (through the Rights Agent) for the out-of-pocket costs of the audit and (y) Parent shall promptly pay the Milestone Payment for such Milestone, along with interest from the due date until the date of payment thereof at a per annum rate equal to 2.00% plus the prime rate as published in The Wall Street Journal, from time to time, effective from the date that payment was due, compounded monthly; provided that interest shall not accrue at a rate that exceeds the maximum rate permitted by applicable Legal Requirements; provided, further, that payment of such interest shall not limit, in any way, any party’s (including any Holder’s) rights to exercise any other remedies it may have as a consequence of the lateness of any payment.

Section 4.5             Additional Covenants.

(a)       Parent shall file, prosecute and maintain the Patents related to the CVR Product using its customary patent prosecution practices and practices used in obtaining and maintaining patent protection for its other products (but, for clarity, without taking into account the Milestone Payments payable in accordance with, and subject to, the terms hereof).

(b)       In the event that Parent desires to consummate a Change of Control after the Closing Date prior to such time as Parent has paid the aggregate amount necessary to pay the Milestone Payments to all Holders in accordance with Section 4.2, Parent will cause the Person acquiring Parent to assume Parent’s obligations, duties and covenants under this Agreement. No later than ten (10) calendar days prior to the consummation of any Change of Control, Parent will deliver to the Rights Agent an Officer’s Certificate, stating that such Change of Control complies with this Section 4.5(b) and that all conditions precedent herein relating to such transaction have been complied with.

(c)       Until the earlier of such time as Parent has paid the aggregate amount necessary to pay the Milestone Payments to all Holders in accordance with Section 4.2, Parent shall not, and shall cause its Affiliates, including the Surviving Corporation, not to, consummate any Assignment Transaction unless such Assignment Transaction is (i) a Program Transaction and (ii) Parent makes provision for the Acquiror to assume and succeed, and Acquiror assumes and succeeds, to the obligations of Parent set forth in this Agreement; and prior to or simultaneously with the consummation of any such Assignment Transaction, cause such Acquiror to provide to the Rights Agent a written instrument of assumption in a form reasonably acceptable to the Rights Agent, effecting the assumption and succession described in this clause (c), and proof reasonably satisfactory to the Rights Agent of such Acquiror’s financial, development and commercialization capacity to assume Parent’s obligations set forth in this Agreement. Parent will remain liable to the Holders for all obligations set forth in this Agreement following any such Assignment Transaction unless (A) consented to by the Rights Agent in writing, or (B) the Acquiror is a Qualified Transferee, in which case the Qualified Transferee shall become solely responsible for the obligations of Parent under this Agreement and the Parent Rights Chain Group shall, following the consummation of such Assignment Transaction, be determined for purposes of this Agreement by reference solely to such Qualified Transferee and its Affiliates, and not by reference to Parent or its Affiliates, but in the case of an exclusive license or similar grant or transfer of rights of limited duration, for so long as such license, grant or transfer (as applicable) is in effect (after which Parent will again become responsible for its obligations under this Agreement).

(d)           Until the earlier of (i) such time as Parent has paid the aggregate amount necessary to pay the Milestone Payments to all Holders in accordance with Section 4.2 or (ii) such time as this Agreement is terminated in accordance with Section 6.8, Parent shall maintain its existence.

ARTICLE V

AMENDMENTS

Section 5.1             Amendments without Consent of Holders.

(a)           Without the consent of any Holders or the Rights Agent, Parent, when authorized by a Board Resolution, at any time and from time to time, may enter into one or more amendments hereto, for any of the following purposes:

(i)       to evidence the succession of another Person to Parent and the assumption by any such successor of the covenants of Parent herein as provided in Section 6.3;

(ii)       to add to the covenants of Parent such further covenants, restrictions, conditions or provisions as Parent and the Rights Agent will consider to be for the protection of the Holders; provided that, in each case, such provisions do not adversely affect the interests of the Holders;

(iii)       to cure any ambiguity, to correct or supplement any provision herein that may be defective or inconsistent with any other provision herein or in the Merger Agreement, or to make any other provisions with respect to matters or questions arising under this Agreement; provided that, in each case, such provisions do not adversely affect the interests of the Holders;

(iv)       as may be necessary or appropriate to ensure that the CVRs are not subject to registration under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, and to ensure that the CVRs are not subject to any similar registration or prospectus requirement under applicable securities laws outside of the United States; provided that, in each case, such provisions do not adversely affect the interests of the Holders;

(v)       to evidence the succession of another Person as a successor Rights Agent and the assumption by any such successor of the covenants and obligations of the Rights Agent herein in accordance with Sections 3.3 and 3.4;

(vi)       to evidence the assignment of this Agreement by Parent as provided in Sections 6.3 or 4.5(c);

(vii)       any other amendments hereto for the purpose of adding, eliminating or changing any provisions of this Agreement, unless such addition, elimination or change is adverse to the interests of the Holders.

(b)           Without the consent of any Holders, Parent, when authorized by a Board Resolution, and the Rights Agent, in the Rights Agent’s sole and absolute discretion, at any time and from time to time, may enter into one or more amendments hereto, to reduce the number of CVRs, in the event any Holder agrees to renounce such Holder’s rights under this Agreement in accordance with Section 6.4.

(c)           Promptly after the execution by Parent and the Rights Agent of any amendment pursuant to the provisions of this Section 5.1, Parent will mail (or cause the Rights Agent to mail) a notice thereof by first class mail to the Holders at their addresses as they appear on the CVR Register, setting forth such amendment.

Section 5.2             Amendments with Consent of Holders.

(a)           Subject to Section 5.1 (which amendments pursuant to Section 5.1 may be made without the consent of the Holders), with the consent of the Acting Holders, whether evidenced in writing or taken at a meeting of the Holders, Parent, when authorized by a Board Resolution, and the Rights Agent may enter into one or more amendments hereto for the purpose of adding, eliminating or changing any provisions of this Agreement, even if such addition, elimination or change is materially adverse to the interest of the Holders.

(b)           Promptly after the execution by Parent and its Affiliates and the Rights Agent of any amendment pursuant to the provisions of this Section 5.2, Parent will mail (or cause the Rights Agent to mail) a notice thereof by first class mail to the Holders at their addresses as they appear on the CVR Register, setting forth such amendment.

Section 5.3             Execution of Amendments. In executing any amendment permitted by this Article V, the Rights Agent will be entitled to receive, and will be fully protected in relying upon, an opinion of counsel selected by Parent stating that the execution of such amendment is authorized or permitted by this Agreement. The Rights Agent may, but is not obligated to, enter into any such amendment that affects the Rights Agent’s own rights, privileges, covenants or duties under this Agreement or otherwise.

Section 5.4             Effect of Amendments. Upon the execution of any amendment under this Article V, this Agreement will be modified in accordance therewith, such amendment will form a part of this Agreement for all purposes and every Holder will be bound thereby.

ARTICLE VI

OTHER PROVISIONS OF GENERAL APPLICATION

Section 6.1             Notices. All notices and other communications required or permitted to be given to any party hereunder shall be in writing and shall be deemed properly delivered on (a) the date and time of delivery if delivered personally, (b) the date and time of transmittal if delivered by email (provided no “bounce back” or similar message of non-delivery is received with respect thereto), (c) the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (d) upon confirmed receipt if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices or other communications hereunder shall be delivered to the addresses or email addresses set forth below, or pursuant to such other instructions as the party to receive such notice or communication shall have specified in a written notice given to the other party:

If to the Rights Agent, to it at:

_____________________________

_____________________________

_____________________________

_____________________________

Email: ________________________

With a copy (which shall not constitute notice) to:

_____________________________

_____________________________

_____________________________

_____________________________

Email: ________________________

If to Parent, to it at:

Supernus Pharmaceuticals, Inc.

9715 Key West Ave

Rockville MD, 20850

Attention: Jack A. Khattar

Email:          jkhattar@supernus.com

with a copy to (which shall not constitute notice):

With a copy (which shall not constitute notice) to:

Saul Ewing LLP

1919 Pennsylvania Avenue, N.W., Suite 550

Washington, DC 20006-3434

Attention: Mark I. Gruhin

Facsimile: (202) 295-6719

Email:        mark.gruhin@saul.com

Section 6.2             Notice to Holders. Where this Agreement provides for notice to Holders, such notice will be sufficiently given (unless otherwise herein expressly provided) if in writing and mailed, first-class postage prepaid, to each Holder affected by such event, at the Holder’s address as it appears in the CVR Register, not later than the latest date, and not earlier than the earliest date, if any, prescribed for the giving of such notice. In any case where notice to Holders is given by mail, neither the failure to mail such notice, nor any defect in any notice so mailed, to any particular Holder will affect the sufficiency of such notice with respect to other Holders.

Section 6.3             Successors and Assigns. Parent may assign any or all of its rights, interests and obligations hereunder to (a) in its sole discretion and without the consent of any other party, any direct or indirect wholly owned subsidiaries of Parent, but only for so long as it remains a direct or indirect wholly owned subsidiaries of Parent, (b) in compliance with Section 4.5(b) or Section 4.5(c) or (c) with the prior written consent of the Acting Holders, any other Person (any permitted assignee under clause (a), (b) or (c), an “Assignee”), in each case provided that the Assignee agrees to assume and be bound by all of the terms of this Agreement. Any Assignee may thereafter assign any or all of its rights, interests and obligations hereunder in the same manner as Parent pursuant to the prior sentence. In connection with any assignment to an Assignee described in clause (a) above in this Section 6.3, Parent (and the other assignor) shall agree to remain liable for the performance by each Assignee (and such other assignor, if applicable) of all obligations of Parent hereunder with such Assignee substituted for Parent under this Agreement. This Agreement will be binding upon, inure to the benefit of and be enforceable by each of Parent’s successors and each Assignee. Each of Parent’s successors and Assignees shall expressly assume by an instrument supplemental hereto, executed and delivered to the Rights Agent, the due and punctual payment of the CVRs and the due and punctual performance and observance of all of the covenants and obligations of this Agreement to be performed or observed by Parent. The Rights Agent may not assign this Agreement without Parent’s written consent. Any attempted assignment of this Agreement or any such rights in violation of this Section 6.3 shall be void and of no effect.

Section 6.4             Benefits of Agreement. Nothing in this Agreement, express or implied, will give to any Person (other than the Rights Agent, Parent, Parent’s successors and Assignees, the Holders and the Holders’ successors and assigns pursuant to a Permitted Transfer) any benefit or any legal or equitable right, remedy or claim under this Agreement or under any covenant or provision herein contained, all such covenants and provisions being for the sole benefit of the foregoing. The rights of Holders and their successors and assigns pursuant to Permitted Transfers are limited to those expressly provided in this Agreement. Notwithstanding anything to the contrary contained herein, any Holder or Holder’s successor or assign pursuant to a Permitted Transfer may agree to renounce, in whole or in part, its rights under this Agreement by written notice to the Rights Agent and Parent, which notice, if given, shall be irrevocable. Except for the rights of the Rights Agent set forth herein, the Acting Holders will have the sole right, on behalf of all Holders, by virtue of or under any provision of this Agreement, to institute any action or proceeding with respect to this Agreement, and no individual Holder or other group of Holders will be entitled to exercise such rights.

Section 6.5             Governing Law; Jurisdiction; Waiver of Jury Trial.

(a)       This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. In any action or proceeding arising out of or relating to this Agreement or the CVRs: (i) each of the parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of: (A) the Chancery Court of the State of Delaware and any state appellate court therefrom, (B) if (but only if) the court in clause (A) lacks subject matter jurisdiction, the Superior Court of the State of Delaware sitting in New Castle County and any state appellate court therefrom or (C) if (but only if) the courts in clause (A) and (B) lack subject matter jurisdiction, the United States District Court in the State of Delaware and any appellate court therefrom (collectively, the courts described in clauses (A) through (C), the “Delaware Courts”); and (ii) each of the parties irrevocably consents to service of process by first class certified mail, return receipt requested, postage prepaid, to the address at which such party is to receive notice in accordance with Section 6.1. Each of the parties irrevocably and unconditionally (1) agrees not to commence any such action or proceeding except in the Delaware Courts, (2) agrees that any claim in respect of any such action or proceeding may be heard and determined in the Delaware Courts, (3) waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the jurisdiction or laying of venue of any such action or proceeding in the Delaware Courts and (4) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in the Delaware Courts. The parties agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable law; provided, however, that nothing in the foregoing shall restrict any party’s rights to seek any post-judgment relief regarding, or any appeal from, such final trial court judgment.

(b)       EACH OF THE PARTIES IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING BETWEEN THE PARTIES (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE), INCLUDING ANY COUNTERCLAIM, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF ANY PARTY HERETO IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT THEREOF. EACH PARTY (I) MAKES THIS WAIVER VOLUNTARILY AND (II) ACKNOWLEDGES THAT SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS CONTAINED IN THIS SECTION 6.5(b).

Section 6.6             Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the parties agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

Section 6.7             Entire Agreement; Counterparts. This Agreement and the Merger Agreement (including its Exhibits, Annexes and the Company Disclosure Schedule) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the parties and their respective Affiliates, with respect to the subject matter hereof and thereof. This Agreement may be executed in one or more counterparts, including by facsimile or by email with .pdf attachments, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

Section 6.8             Termination. This Agreement will be terminated and of no force or effect, the parties hereto will have no liability hereunder (other than with respect to monies due and owing by Parent to the Rights Agent), and no payments will be required to be made, upon the earliest to occur of (a) the payment by the Rights Agent to the address of each Holder as reflected in the CVR Register all Milestone Payment Amounts required to be paid under the terms of this Agreement, (b) the delivery of a written notice of termination duly executed by Parent and the Acting Holders, and (c) March 31, 2031.

Section 6.9             Legal Holiday. In the event that a Milestone Payment Date shall not be a Business Day, then, notwithstanding any provision of this Agreement to the contrary, any payment required to be made in respect of the CVRs on such date need not be made on such date, but may be made on the next succeeding Business Day with the same force and effect as if made on the applicable Milestone Payment Date.

[Signature page follows]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

Supernus Pharmaceuticals, Inc.

By:
Name:
Title:

[Rights Agent]

By:
Name:
Title:

[Signature Page to CVR Agreement]